EXHIBIT 15

                         Washington Trust Bancorp, Inc.
            Letter regarding unaudited interim financial information


To the Board of Directors and Shareholders of Washington Trust Bancorp, Inc.:

          Re: Registration Statements on Form S-8
              File No. 333-107141, 333-72277, 333-48315, 333-13167, and 33-23048

              Registration Statements on Form S-3
              File No. 333-13821, 33-28065, and 333-42502


With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated May 7, 2004 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



KPMG LLP



Providence, Rhode Island
May 7, 2004